Exhibit 99.1

Marathon Digital Holdings Announces Closing of $14.25 Million Private Placement

FORT LAUDERDALE, Fla., June 9, 2023 (GLOBE NEWSWIRE) — Marathon Digital Holdings, Inc. (NASDAQ:MARA) (“Marathon” or “Company”), today announced the closing of its previously announced private placement for the issuance and sale of 15,000 shares of Series A redeemable convertible preferred stock. Each share of Series A preferred stock had a purchase price of $952.38, representing an original issue discount of approximately 5% of the $1,000 stated value of each share. Each share of Series A preferred stock is convertible into shares of the Company’s common stock at an initial conversion price of $14.52 per share, at the option of the holder, at any time following the Company’s receipt of stockholder approval for an increase in its authorized shares of common stock. The Company will be permitted to compel conversion of the Series A preferred stock after the fulfillment of certain conditions and subject to certain limitations. Total gross proceeds from the offering, before deducting the placement agent’s fees and other offering expenses, was approximately $14.25 million.

H.C. Wainwright & Co. acted as the exclusive placement agent for the offering.

The Series A preferred stock permits the holders thereof to vote together with the holders of the Company’s common stock on a proposal to increase the authorized shares of the Company’s common stock at an annual or special meeting of the Company’s stockholders. The Series A preferred stock permits the holder to cast 500,000 votes per share of Series A preferred stock on such proposal. The Series A preferred stock will not be permitted to vote on any other matter. The holders of the Series A preferred stock agreed not to transfer their shares of preferred stock until after the meeting of Company stockholders. The holders of the Series A preferred stock agreed to vote their shares on such proposal in the same proportions as the shares of common stock. The holders of the Series A preferred stock have the right to require the Company to redeem their shares of preferred stock for cash at 105% of the stated value of such shares commencing after the earlier of the Company’s stockholders’ approval of the authorized share increase and 90 days after the closing of the issuance of the Series A preferred stock and until 120 days after such closing.

Additional information regarding the securities described above and the terms of the offering will be included in a Current Report on Form 8-K to be filed with the United States Securities and Exchange Commission (“SEC”).

To the extent Series A preferred stock is converted or otherwise not redeemed after 120 days from closing, the Company will use such net proceeds from this offering for general corporate purposes.

The Series A preferred stock described above were offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”), and Regulation D promulgated thereunder and, along with the shares of common stock underlying the Series A preferred stock, have not been registered under the Act, or applicable state securities laws. Accordingly, the Series A preferred stock and underlying shares of common stock may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Act and such applicable state securities laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Marathon Digital Holdings

Marathon is a digital asset technology company that focuses on supporting and securing the Bitcoin ecosystem. The Company is currently in the process of becoming one of the largest and most sustainably powered Bitcoin mining operations in North America.

Forward-Looking Statements

Statements made in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “should,” “expect,” “anticipate,” “estimate,” “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Risk Factors” in the Company’s Annual Reports on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

Contact

Telephone: 800-804-1690

Email: ir@mara.com